Exhibit 3.51
ARTICLES OF INCORPORATION
OF
RESORT MARKETING INTERNATIONAL, INC.
ARTICLE I.
     The name of this Corporation is RESORT MARKETING INTERNATIONAL, INC. (hereinafter referred to as the “Corporation”).
ARTICLE II.
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
ARTICLE III.
     The name and address in the State of California of the Corporation’s initial agent for service of process is
Thomas M. Smith
c/o KOAR Group, Inc.
911 Wilshire Boulevard, Suite 2150
Los Angeles, California 90017
ARTICLE IV.
     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
ARTICLE V.
     The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law.

ARTICLE VI.
     The Corporation is authorized to issue only one class of shares of stock, which shall be designated “Common Stock”. The total authorized number of such shares which may be issued is two thousand (2,000).
DATED: March 15, 1994

/s/ Margaret McGowan
Margaret McGowan, Incorporator

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION
The undersigned certify that:
1.	They are the president and the secretary, respectively, of Resort Marketing International, Inc., a California corporation.

2.	Article I of the Articles of Incorporation of this corporation is amended to read as follows:
ARTICLE I.
The name of this Corporation is DIAMOND RESORTS INTERNATIONAL MARKETING, INC. (hereinafter referred to as the “Corporation”).

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 2,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%,
We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
DATE: November 1, 2007

/s/ Simon Crawford-Welch
Simon Crawford-Welch, President

/s/ Frederick C. Bauman
Frederick C. Bauman, Secretary